Free Writing Prospectus to Preliminary Pricing Supplement No. 6,248

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 3, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year Morgan Stanley S&P 500® Futures Excess Return Index Callable Jump Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Futures Excess Return Index (“SPXFP”)
Call feature:	Beginning after one year, quarterly, based on the output of a risk neutral valuation model. See the accompanying preliminary pricing supplement.
Redemption dates and payments:	Redemption dates:		Redemption payments:
	1st:	3/2/2026	At least $1,100
	2nd:	5/29/2026	At least $1,125
	3rd:	8/28/2026	At least $1,150
	4th:	12/1/2026	At least $1,175
	5th:	3/2/2027	At least $1,200
	6th:	5/28/2027	At least $1,225
	7th :	8/30/2027	At least $1,250
	8th :	12/1/2027	At least $1,275
	9th :	3/1/2028	At least $1,300
	10th :	5/31/2028	At least $1,325
	11th :	8/30/2028	At least $1,350
	12th :	11/30/2028	At least $1,375
	13th:	3/1/2029	At least $1,400
	14th:	5/31/2029	At least $1,425
	15th:	8/30/2029	At least $1,450
	16th:	11/29/2029	At least $1,475
Pricing date:	February 25, 2025

Final observation date:	February 25, 2030
Maturity date:	February 28, 2030
CUSIP:	61778C5D3
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225006154/ms6248_424b2-03269.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Payment (per note)
1st Redemption Date:	--
2nd Redemption Date:	$1,125
The notes are redeemed on the second quarterly redemption date. Investors will receive $1,125 per note on the related redemption date, corresponding to an annual return of approximately 10.00%.

Hypothetical Payout at Maturity[1]
Assuming the notes are not redeemed prior to, and remain outstanding until, maturity:
Change in Underlying Index	Return on Notes
+40%	80%*
+30%	60%*
+20%	40%*
+15%	30%*
+10%	20%*
+5%	10%*
0%	0%
-5%	0%
-10%	0%
-15%	0%
-20%	0%
-30%	0%
-40%	0%

*Assumes a participation rate of 200%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The notes have early redemption risk.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is approximately $940.30 per note, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the notes is not equivalent to investing in the underlying index.

●The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Underlying Index

●Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the notes.

●Suspensions or disruptions of market trading in futures markets could adversely affect the price of the notes.

●Legal and regulatory changes could adversely affect the return on and value of your notes.

●Adjustments to the underlying index could adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.